QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

NINTH AMENDMENT
TO THE JANUS CAPITAL GROUP INC.
401(k), PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

        The Janus Capital Group Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan, as restated effective November 1, 2001 (the "Plan") is hereby amended as follows, effective January 1, 2006, with respect to participants who remain employees on such January 1:

  1.
  Section 1.33 of the Plan hereby is amended in its entirety with the following paragraph:

    1.33  Vested Percentage and Vesting Schedule

    A Participant's Vested Percentage as of a given date will be that percentage determined in accordance with the following Vesting Schedule:

Years of Service	Vested Percentage
Less than 1	0%
At least 1, but less than 2	20%
At least 2, but less than 3	40%
At least 3, but less than 4	60%
At least 4, but less than 5	80%
5 or more	100%

    Notwithstanding the preceding, and provided the Participant is an Employee on the date next described, a Participant will be 100% vested upon reaching his Normal Retirement Age, becoming eligible for Disability Retirement as defined in Section 7.03 or his death.

    Notwithstanding the above, the Vested Percentage of a Participant whose accounts from a prior plan have been transferred to this Plan pursuant to Section 8.06 will not be less than his vested percentage determined under the provisions of the prior plan.

    Notwithstanding the foregoing provisions of this Section 1.33, the Accrued Benefit of each Participant who terminates employment with the Employer on account of a Job Elimination (defined below) shall be fully vested and 100% nonforfeitable. For purposes of this Section 1.33, "Job Elimination" shall mean the termination of a Participant's employment with all Employers as a result of the elimination of the Participant's position in the group, division, department or branch in which the Participant works, because of a corporate transaction or reorganization, outsourcing, technology change, reduced work volume or another business reason. A Participant's termination of employment with the Employers is not on account of a Job Elimination if the Participant's employment is terminated due to death, disability, voluntary termination of employment, or any involuntary termination of employment initiated by an Employer for cause, inadequate job performance or any other reason that results in the Participant's position remaining open to be filled by a new hire.

  2.
  Section 3.03 of the Plan hereby is amended by deleting the first paragraph of subsection (a), and replacing it with the following:

    Employer Matching Contributions Account means the Account of a Participant reflecting Employer Matching contributions, forfeitures, investment income or loss allocated thereto and distributions. A Participant's Employer Matching Contributions Account is 100% vested at all times.

  3.
  Except as amended above, the Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, Janus Capital Group Inc. has executed this Ninth Amendment as of this 23rd day of October, 2005.

Janus Capital Group Inc.
By:	/s/ JOHN H. BLUHER
ATTEST:
/s/ CURT R. FOUST

QuickLinks

  Exhibit 10.1